Exhibit 10.2
AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name [insert name]	HR ID No. [insert HR ID No.]	Grant Date [insert grant date]
Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
You have been granted, as of the Grant Date set forth above, [insert number of RSUs] restricted stock units (“Restricted Stock Units”). Upon vesting, each Restricted Stock Unit will be converted into one share of common stock, par value $.01 per share, of the Company (each, a “Share”).
1. Vesting of Award. The Restricted Stock Units covered by this award will vest on the fourth anniversary of the Grant Date (such date being the “Vesting Date”) if there is positive Excess Stockholder Return. If the Restricted Stock Units covered by this award do not vest on or before the Vesting Date, then this award shall terminate and there shall be no payout hereunder. The following definitions shall apply in determining whether there is positive Excess Stockholder Return:
(a)	“Excess Stockholder Return” means that Stockholder Return for Agere Systems is greater than the Peer Group Stockholder Return.

(b)	“Stockholder Return” for any company means (1) the value, determined as of the 30th day preceding the Vesting Date (or if such date is not a Business Day, the immediately preceding Business Day), of an investment in one share of common stock of the company made on the Grant Date, minus the Stock Price of the company on the Grant Date, divided by (2) the Stock Price of the company on the Grant Date. Any cash dividends shall be assumed to have been reinvested on the date payable at the Stock Price on such date. If a company is acquired for cash between the Grant Date and the Vesting Date, Stockholder Return shall be computed by assuming that the cash received in the acquisition had been reinvested in the remaining companies in the Peer Group on the date of acquisition and determining Stockholder Return for such investments using the date of the acquisition as the “Grant Date”. In the event that a company has more than one class of common stock outstanding, the Committee shall determine Stockholder Return for such company using a method it reasonably believes is consistent with the intent of this Agreement. The Committee may make such other adjustments and determinations as it deems appropriate.

(c)	“Peer Group Stockholder Return” shall be computed by determining Stockholder Return for each member of the Peer Group and multiplying that amount by such member’s Weighting, and adding together the amount so determined for all members of the Peer Group.

(d)	“Weighting” for a company shall be determined by dividing the company’s Capitalization by the sum of the Capitalization for all members of the Peer Group.

(e)	“Capitalization” for a company shall be determined by multiplying the company’s Shares by its Stock Price.

(f)	“Shares” for a company shall be the total number shares reported as outstanding on the cover page of the most recent Form 10-Q or Form 10-K filed by the company with the Securities and Exchange Commission prior to the Grant Date.

(g)	“Stock Price” for a company on a day shall mean the average of the highest and lowest reported sales prices, regular way, of a share of that company’s common stock in transactions reported on the principal market for such stock, or if no sales of such shares are reported on such market for that date, the comparable average sales price for the last previous day for which sales were reported on such market.

(h)	“Business Day” means a day on which the principal market for the relevant security is open for trading in securities.

(i)	“Peer Group” means Advanced Micro Devices, Analog Devices, Atmel, Broadcom, Intersil, LSI, Marvell, National Semiconductor and PMC/Sierra.
2. Termination of Employment. (a) Upon termination of your employment for any reason other than death or Disability (as defined below), including without limitation, retirement and termination as a result of your employer ceasing to be either Agere Systems Inc. (“Agere”) or a Subsidiary, any Restricted Stock Units that are not vested shall be forfeited. Transfer to or from Agere and any Subsidiary shall not be considered a termination of employment for purposes of this Agreement. Nor shall it be considered a termination of employment for purposes of this Agreement if you are placed on a military leave or other approved leave of absence, unless the Committee shall otherwise determine.
A.	Death. If you die before the Vesting Date for any Restricted Stock Units, those Restricted Stock Units will become immediately vested and nonforfeitable, and the award will be paid as specified in Section 3.

B.	Disability. Upon termination of your employment prior to the Vesting Date for any Restricted Stock Units as a result of your Disability, those Restricted Stock Units will become immediately vested and nonforfeitable, and the award will be paid as specified in Section 3. “Disability” means termination of employment under circumstances which entitling you to one of the following:
(i)	Disability Pension under Agere’s Management Pension Plan;

(ii)	Disability Benefit under the Long Term Disability Plan for Management Employees of Agere;

(iii)	Similar disability benefits under any plan of Agere that is a successor to or offered in substitution for one or more of the foregoing plans; or

(iv)	Disability benefits of a type similar to those described in (i) through (iii) under any plan of a Subsidiary that adopts reasonable standards and criteria for benefit entitlement.
     [If Company Action vesting is to be applicable, insert the following] [(b) Notwithstanding Section 2(a), in the event that the Company terminates your employment other than for Cause, then the Company Action Vesting Portion of this Award shall not terminate and instead shall be eligible to be paid out pursuant to Section 3 if the vesting requirements of Section 1 are met. “Company Action Vesting Portion” is a whole number of Restricted Stock Units determined as of the date of termination of employment as follows (but not less than zero, and with any fractional portion of a Restricted Stock Unit being ignored):
          Company Action Vesting Portion = N x Y/4

where:

N	=	the number of Restricted Stock Units originally subject to this award, and

Y	=	the number of complete years elapsed since the Grant Date.]
3. Payment of Shares. Subject to Section 6, as soon as practicable after the Vesting Date for any Restricted Stock Units, the Company will deliver to you or to your legal representative the Shares into which those Restricted Stock Units are converted. You have no rights as a stockholder of Agere with respect to any Restricted Stock Unit that has not vested and been converted to a Share. The Company expects that it will typically make this delivery by depositing Shares in your account with the Plan recordkeeper.
4. Transferability. You may not transfer, pledge, assign, sell or otherwise alienate your Restricted Stock Units.
5. No Right of Employment. Neither the Plan nor this Restricted Stock Unit Award shall be construed as giving you the right to be retained in the employ of Agere or any Subsidiary.

6. Taxes. Agere shall deduct or cause to be deducted from, or collect or cause to be collected with respect to, any distribution hereunder, any federal, state, or local taxes required by law to be withheld or paid with respect to such distribution, and you or your legal representative or beneficiaries shall be required to pay any such amounts. Agere shall have the right to take such action as may be necessary, in Agere’s opinion, to satisfy such obligations. Typically, Agere expects that upon the vesting of any Restricted Stock Units, it will withhold Shares having a value approximately equal to the taxes required to be withheld. Thus, upon the vesting of any Restricted Stock Units, you should expect to receive a smaller number of Shares.
7. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.
Please indicate your acceptance of terms 1-7, and acknowledge that you have received a copy of the Plan, as currently in effect, by signing at the place provided and returning the original of this Agreement.

ACCEPTED AND AGREED:	AGERE SYSTEMS INC.

SIGNATURE	Social Security No.	BY